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                                                                     Exhibit 8.1

            List of Subsidiaries of Shinhan Financial Group Co., Ltd.
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Shinhan Bank
SH&C Life Insurance Co., Ltd.
Shinhan BNP Paribas Investment Trust Co., Ltd.
Shinhan Capital Co., Ltd.
e-Shinhan
Shinhan Macquarie Financial Advisory Co., Ltd.
Shinhan Card Co., Ltd.
Shinhan Credit Information Co., Ltd.
Shinhan Data System
Shinhan Finance Ltd., Hong Kong
Shinhan Private Equity Inc.

Chohung Bank
Chohung Finance Ltd., Hong Kong
CHB America Bank
Chohung Bank (Deutschland) GmbH
Chohung Investment Trust Management Co., Ltd.
Chohung Vina Bank

Good Morning Shinhan Securities Co., Ltd.
Good Morning Shinhan Securities Europe Ltd.
Good Morning Shinhan Securities USA Inc.

Jeju Bank